MAIDENFORM BRANDS, INC. REPORTS THIRD QUARTER 2011 RESULTS AND UPDATES
GUIDANCE FOR FULL YEAR 2011

•	Net sales increased 1.6%

•	Shapewear net sales increased 16.2%

•	Department stores and national chain stores channel net sales decreased 0.8%

•	Mass merchant channel net sales increased 15.1%

•	International net sales increased 1.4%

•	Donna Karan net sales increased 23.4%

•	Earnings per share (EPS) of $0.44

Iselin, New Jersey, November 9, 2011—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported third quarter 2011 net sales of $148.2 million, an increase of 1.6% over the third quarter of 2010.  EPS was $0.44 for the third quarter of 2011 compared to EPS of $0.55 for the third quarter of 2010.

 “While we increased sales and market share in the third quarter, we are disappointed with our earnings performance, which was below our expectations.  The quarter was impacted by several factors, including a decline in consumer traffic in our category, that suppressed sales and drove higher costs to promote and liquidate overstocks.  We expect these conditions to persist in the fourth quarter and we are taking action to mitigate them.  To this end, we have instituted several new initiatives to increase sales, expand our gross margins and control our spending, and we look forward to growing Maidenform’s profits in 2012 and beyond” stated Maurice S. Reznik, Chief Executive Officer.

Financial Results for Third Quarter 2011 versus Third Quarter 2010

Net sales for the third quarter of 2011 increased $2.4 million, or 1.6%, to $148.2 million.  Wholesale segment net sales for the third quarter of 2011 increased $1.6 million, or 1.2%, to $130.2 million. Retail segment net sales increased $0.8 million, or 4.7%, to $18.0 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $0.5 million, or 0.8%, to $59.9 million for the third quarter of 2011.  This decrease was a result of soft intimate apparel retail trends which impacted the Company’s bra and pant categories.  These declines were partially offset by increases in the shapewear category and DKNY business.

Mass Merchants
Mass merchant channel net sales increased $5.9 million, or 15.1%, to $45.1 million for the third quarter of 2011.  This increase was led by expanded assortments and increased replenishment of the Company’s shapewear and bra categories.

Other
Net sales in the other channel decreased $3.8 million, or 13.1%, to $25.2 million for the third quarter of 2011 primarily from decreased sales to a specialty retailer.

Total international net sales, which are included in the wholesale segment, increased $0.2 million, or 1.4%, to $14.1 million.  International sales benefited from favorable currency exchange rates and increased sales primarily in the United Kingdom which were partially offset by sales declines in Canada and Mexico.

Retail Segment

Total retail segment net sales increased $0.8 million, or 4.7%, to $18.0 million.  Same store sales, defined as outlet stores that have been open for more than one year, increased 2.4%.  Internet sales increased $0.2 million, or 13.3%, to $1.7 million for the third quarter of 2011.  The retail segment operated 75 outlet stores and four kiosks and carts as of the end of the third quarter of 2011 and 73 outlet stores and four kiosks and carts as of the end of the third quarter of 2010.

Consolidated gross profit decreased $5.4 million, or 10.2%, to $47.4 million for the third quarter of 2011.  As a percentage of net sales, consolidated gross margins were 32.0% for the third quarter of 2011 versus 36.2% for the third quarter of 2010.  The decrease in the gross margin is a result of increased promotional activity to drive inventory productivity, increased product costs associated with new introductions, and changes in channel and product mix, including a higher percentage of net sales to the mass channel and off-price retailers.

Consolidated selling, general and administrative expenses (SG&A) decreased $0.2 million, or 0.6%, to $31.5 million for the third quarter of 2011.  As a percentage of net sales, SG&A decreased to 21.3% for the third quarter of 2011 compared to 21.7% for the third quarter of 2010.

Due to all of the factors described above, operating income for the third quarter of 2011 was $15.9 million, or 10.7% of net sales, compared to $21.1 million, or 14.5% of net sales, for the third quarter of 2010.

Net interest expense for the third quarter of 2011 was unchanged at $0.2 million compared to the third quarter of 2010.

The Company’s effective income tax rate for the third quarter of 2011 was 35.0% compared to 38.9% for the third quarter of 2010.  The lower effective income tax rate in the third quarter of 2011 was primarily due to the utilization of research and development credits.

Net income for the third quarter of 2011 and 2010 was $10.2 million and $12.8 million, respectively, and EPS was $0.44 and $0.55, respectively.

Financial Results for Year-To-Date 2011 versus Year-To-Date 2010

Net sales for the first nine months of 2011 increased $43.7 million, or 10.0%, to $481.8 million.  The improvement over the same period in 2010 was driven by all channels of distribution except for the other channel.  Wholesale segment net sales, on a year-to-date basis, increased $40.9 million, or 10.4%, to $436.0 million resulting from strong replenishment orders, expanded assortments, new placements and strong sales in the international and DKNY businesses.  Total international net sales increased $8.0 million, or 22.2%, to $44.1 million, resulting from increased sales in most major markets in which the Company does business, including the United Kingdom, Canada and Mexico, as well as favorable currency exchange rates.  Retail segment net sales for the nine months of 2011 increased $2.8 million, or 6.5%, to $45.8 million.  Same store sales for Maidenform’s retail outlet stores increased 3.0%.  Internet sales increased $1.1 million, or 28.2%, to $5.0 million.  The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins, on a year-to-date basis were 33.7% versus 36.2% for the same period in 2010.  The decrease in the gross margin is due to the same drivers sited above for the third quarter 2011.

Consolidated SG&A increased $4.0 million, or 4.3%, to $98.0 million for the first nine months of 2011.  This increase is a result of increased occupancy costs for additional space at the Company’s various locations, increased advertising as the Company supports new product introductions, increased payroll and related benefits associated with new positions partially offset by lower incentive compensation, increased variable distribution costs and increased retail operating expenses resulting from increased sales and store lease renewals.    As a percentage of net sales, SG&A decreased to 20.4% for the first nine months of 2011 compared to 21.4% for the same period of 2010.

Year-to-date operating income for 2011, including a second quarter 2011 litigation settlement (which is separately listed on the condensed consolidated statements of income), was $57.4 million, or 11.9% of net sales, compared to $64.8 million, or 14.8% of net sales, for the first nine months 2010.  Continued operating income for the first nine months of 2011, excluding the litigation settlement, was $64.2 million, or 13.3% of net sales.

The Company’s effective income tax rate for the first nine months of 2011 was 36.0% compared to 39.7% for the same period of 2010.  The lower effective rate for 2011 is a result of the discrete item mentioned above along with a discrete income tax benefit related to a New Jersey tax law change recorded in the second quarter of 2011.

Net income for the first nine months of 2011 and 2010 was $36.3 million and $38.6 million, respectively, and EPS was $1.55 and $1.65, respectively.  Excluding the litigation settlement of $4.1 million after tax, or $0.17 EPS, net income was $40.4 million, with EPS of $1.72, representing an EPS increase of 4.2% compared to the year ago period.

Total cash and cash equivalents as of October 1, 2011 were $51.8 million compared to $51.9 million as of October 2, 2010.  The Company’s outstanding debt was $69.3 million as of October 1, 2011 versus $70.4 million as of October 2, 2010.

Financial Performance Guidance for 2011:

2011 Fourth Quarter Outlook:
•	Total net sales in the $115 to $120 million range

•	Gross margins of 28% to 29%

•	EPS in a range of flat to 4 cents per share, versus 29 cents in 2010

2011 Full Year Trend:
•	Total company sales growth around 8% over 2010

•	EPS in a range of $1.73 to $1.77 per share versus $1.94 per share in 2010 (excluding $0.17 per share second quarter 2011 litigation settlement)

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, November 9, 2011 at 8:30 am ET to discuss its third quarter 2011 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through November 23, 2011 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 77875264.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 89-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh®, Maidenform’s Charmed®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 64 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	October 1,	January 1,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$51,768	$73,221
Accounts receivable, net	85,323	41,431
Inventories	123,728	89,340
Deferred income taxes	14,477	14,477
Prepaid expenses and other current assets	14,029	7,659
Total current assets	289,325	226,128
Property, plant and equipment, net	27,581	25,898
Goodwill	7,162	7,162
Intangible assets, net	93,038	93,855
Other non-current assets	374	540
Total assets	$417,480	$353,583

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	57,693	30,714
Accrued expenses and other current liabilities	23,739	26,616
Total current liabilities	82,532	58,430
Long-term debt	68,225	69,050
Deferred income taxes	27,683	24,657
Other non-current liabilities	9,888	10,784
Total liabilities	188,328	162,921

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized; 24,399,746 shares issued and 22,913,818 outstanding at October 1, 2011 and 24,399,746 shares issued and 22,781,740 outstanding at January 1, 2011	244	244
Additional paid-in capital	77,407	76,091
Retained earnings	184,338	148,641
Accumulated other comprehensive loss	(4,317)	(4,218)
Treasury stock, at cost (1,485,928 shares at October 1, 2011 and 1,618,006 shares at January 1, 2011)	(28,520)	(30,096)
Total stockholders’ equity	229,152	190,662
Total liabilities and stockholders’ equity	$417,480	$353,583

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Net sales	$148,224	$145,769	$481,811	$438,092
Cost of sales	100,798	92,975	319,587	279,309
Gross profit	47,426	52,794	162,224	158,783
Selling, general and administrative expenses	31,517	31,620	98,111	94,036
Litigation settlement	-	-	6,750	-
Operating income	15,909	21,174	57,363	64,747

Interest expense, net	227	243	689	798
Income before provision for income taxes	15,682	20,931	56,674	63,949
Income tax expense	5,492	8,143	20,407	25,394
Net income	$10,190	$12,788	$36,267	$38,555
Basic earnings per common share	$0.44	$0.57	$1.59	$1.70
Diluted earnings per common share	$0.44	$0.55	$1.55	$1.65
Basic weighted average number of shares outstanding	22,904,002	22,606,900	22,834,252	22,723,196
Diluted weighted average number of shares outstanding	23,371,945	23,214,735	23,332,432	23,406,037

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	October 1,	October 2,
	2011	2010
Cash flows from operating activities
Net income	$36,267	$38,555
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	3,414	2,624
Amortization of intangible assets	817	835
Amortization of deferred financing costs	133	138
Stock-based compensation	2,972	2,238
Deferred income taxes	3,014	2,361
Excess tax benefits related to stock-based compensation	(1,078)	(7,789)
Bad debt expense	55	(140)
Other non-cash items	221	1,509
Net changes in operating assets and liabilities
Accounts receivable	(44,051)	(31,274)
Inventories	(34,935)	(23,272)
Prepaid expenses and other current and non-current assets	(3,425)	(859)
Accounts payable	27,003	12,893
Accrued expenses and other current and non-current liabilities	(3,989)	5,785
Income taxes payable	(1,961)	3,784
Net cash (used in) provided by operating activities	(15,543)	7,388
Cash flows from investing activities
Capital expenditures	(4,848)	(4,560)
Net cash used in investing activities	(4,848)	(4,560)
Cash flows from financing activities
Term loan repayments	(825)	(16,825)
Proceeds from stock options exercised	1,521	2,454
Excess tax benefits related to stock-based compensation	1,078	7,789
Payments of employee withholding taxes related to equity awards	(1,286)	(896)
Purchase of common stock for treasury	(1,961)	(32,352)
Payments of capital lease obligations	(208)	(69)
Net cash used in financing activities	(1,681)	(39,899)
Effects of exchange rate changes on cash	619	(173)
Net decrease in cash	(21,453)	(37,244)
Cash and cash equivalents
Beginning of period	73,221	89,159
End of period	$51,768	$51,915

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$730	$743
Income taxes	$19,245	$19,123

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$4,824	$12,058

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	October 1,	October 2,	$	%
	2011	2010 (1)	change	change
	(in millions)
Department stores and national chain stores	$59.9	$60.4	$(0.5)	(0.8%)
Mass merchants	45.1	39.2	5.9	15.1
Other	25.2	29.0	(3.8)	(13.1)
Total wholesale	130.2	128.6	1.6	1.2

Retail	18.0	17.2	0.8	4.7

Total consolidated net sales	$148.2	$145.8	$2.4	1.6%

	Nine months ended
	October 1,	October 2,	$	%
	2011	2010 (1)	change	change
	(in millions)
Department stores and national chain stores	$193.3	$182.6	$10.7	5.9%
Mass merchants	159.9	127.3	32.6	25.6
Other	82.8	85.2	(2.4)	(2.8)
Total wholesale	436.0	395.1	40.9	10.4

Retail	45.8	43.0	2.8	6.5

Total consolidated net sales	$481.8	$438.1	$43.7	10.0%

	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010 (1)	2011	2010 (1)
Bras	56%	61%	56%	62%
Shapewear	37	32	37	32
Panties	7	7	7	6
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to current year presentation.

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